PIONEER HI-BRED INTERNATIONAL, INC.
                            700 Capital Square
                            400 Locust Street
                          Des Moines, Iowa 50309


E.I. du Pont de Nemours and Company                  October __, 1997
Agricultural Products
Barley Mill Plaza #38
P.O. Box 80038
Attention:  General Counsel

Gentlemen:

               Reference is hereby made to the Investment Agreement (the "Investment Agreement"), dated as of August 6, 1997, between E.I. du Pont de Nemours and Company ("DuPont") and Pioneer Hi-Bred International, Inc. (the "Company"). Unless otherwise indicated, capitalized terms used herein are as defined in the Investment Agreement. The Company has proposed, and the Board of the Company has recommended for adoption by the shareholders of the Company, (i) an amendment (the "Reclassification Amendment") to the Articles of Incorporation of the Company pursuant to
Section 8.8 of the Investment Agreement, in substantially the form delivered to DuPont with this letter agreement, providing for the authorization of a new class of Class B Common Stock with the rights, powers and preferences set forth in the Amendment and providing, upon the approval of the Amendment by the shareholders of the Company and the filing of the Amendment with the Secretary of State of the State of Iowa, for the automatic reclassification of each outstanding share of the Company's Series A Convertible Preferred Stock into one fully-paid and non-assessable share of Class B Common Stock, and (ii) an amendment (the "Authorization Amendment" and together with the Reclassification Amendment, the "Amendments") to the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock, $1.00 par value, from 150,000,000 shares to 600,000,000 shares.

               The Company, DuPont and DuPont Chemical and Energy
Operations, Inc., a wholly-owned subsidiary of DuPont ("DCEO") which owns all outstanding shares of Series A Convertible Preferred Stock hereby agree as follows:

               1. DuPont and DCEO confirm that the terms of the Reclassification Amendment satisfy the requirements contained in Section
8.8 of the Investment Agreement and that upon the effectiveness of the Reclassification Amendment and the reclassification of all shares of Series A Convertible Preferred Stock into Class B Common Stock pursuant to the Reclassification Amendment, the Optional Conversion Right set forth in Section 8.8 of the Investment Agreement shall cease to be of further force and effect.

               2. DuPont and DCEO each agrees that all shares of Series A Convertible Preferred Stock held by them will, at the meeting of the Company's shareholders held to approve the Amendments, be voted in favor of the Amendments.

               3. In the event that at any time prior to the reclassification of the Series A Convertible Preferred Stock into Class B Common Stock, the Company shall declare and pay a Dividend (as defined in the Certificate of Designation for the Series A Convertible Preferred Stock) to holders of Common Stock payable in additional shares of Common Stock, then, notwithstanding anything to the contrary contained in the Certificate of Designation, such Dividend shall not be paid on the Series A Convertible Preferred Stock but instead shall result in an adjustment to the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock with the same effect as the adjustment provided in Section 6(c)(i) of the Certificate of Designation if the Common Stock had been subdivided into the larger number of shares of Common Stock resulting from such Dividend.

               Please acknowledge your agreement to the foregoing by signing this letter agreement in the space provided below and returning the same to the undersigned.

                                Sincerely,

                                PIONEER HI-BRED INTERNATIONAL, INC.

                                By:  /s/ Jerry Chicoine
                                Name:   Jerry Chicoine
                                Title:  Senior Vice President and
                                          Chief Financial Officer


Agreed to and acknowledged as of the date of this letter agreement:

E.I. DU PONT DE NEMOURS AND COMPANY

By:  /s/ William F. Kirk
   Name:   William F. Kirk
   Title:  Vice President


DUPONT CHEMICAL AND ENERGY OPERATIONS, INC.

By:  /s/ Charles L. Downing
   Name:  Charles L. Downing
   Title: Vice President and Treasurer